Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

TPG Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Class A Common Stock, par value $0.001 per share	Rule 456(b) and Rule 457(r)(1)	15,254,915	$42.95	$655,198,599.25	$0.00014760	$96,707.31

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$655,198,599.25		$96,707.31

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$96,707.31

(1) In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), TPG Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-277340), filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2024. This filing fee exhibit is in connection with a final prospectus supplement dated February 26, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.